U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

        DATE OF REPORT ( DATE OF EARLIEST EVENT REPORTED ) APRIL 25, 1997

                             TRIANGLE BANCORP, INC.
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

       NORTH CAROLINA                                       0-21346                     56-1764546
(STATE OR OTHER JURISDICTION OF INCORPORATION)     (COMMISSION FILE NUMBER)          (IRS EMPLOYER IDENTIFICATION NO.)
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4300 GLENWOOD AVENUE, RALEIGH, NORTH CAROLINA                    27612
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                       (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE            (919) 881-0455
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Item 5.  Other Information

         (A) On April 25, 1997 Triangle Bancorp, Inc. ("Triangle") announced the signing of a definitive Agreement and Plan of Reorganization and Merger with Bank of Mecklenburg, Charlotte, North Carolina, whereby Bank of Mecklenburg will be acquired by and operated as a subsidiary of Triangle. The transaction is subject to the receipt of shareholder and regulatory approvals as well as the satisfaction of various other conditions contained in the Agreement.

         Pursuant to the terms of the Agreement, Triangle will exchange 1.00 share of its common stock for each share of Bank of Mecklenburg's common stock issued and outstanding. It is contemplated the transaction will be accounted for as a pooling of interests and the stock exchange will qualify as a tax free reorganization. As of March 31, 1997, Bank of Mecklenburg had $274 million in assets.

         (B) On May 13, 1997, Triangle's Board of Directors authorized the repurchase of up to 170,000 shares of Triangle's common stock. This represents approximately 1.6% of the issued and outstanding common stock. All common shares purchased under this authorization will be used for issuance in connections with Triangle's stock option plans, director compensation plan, employee stock purchase plan and for general corporate purposes. The repurchase is expected to be effected in small amounts over a two year period.


Item 7.  Exhibits


2 Agreement and Plan of Reorganization and Merger by and between Bank of Mecklenburg and Triangle Bancorp, Inc. (without Schedules)

10  Press Release regarding Bank of Mecklenburg

                                       2

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                                   SIGNATURES



Pursuant to the requirements of the Securities and Exchange Act of 1934, Triangle Bancorp, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                             TRIANGLE BANCORP, INC.
                                                        (Registrant)

Date     May 16, 1997                        By: Debra L. Lee
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                                                 Chief Financial Officer


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Exhibit Index                                                             Page

2        Agreement and Plan of Reorganization and Merger by and between
         Bank of  Mecklenburg and Triangle Bancorp, Inc.
         (without Schedules)                                                5

10       Press Release regarding Bank of Mecklenburg
                                       4